Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan of Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. of our reports:

(i)	dated July 10, 2013 with respect to the consolidated balance sheets of Empire State Realty Trust, Inc. at December 31, 2012 and 2011;

(ii)	dated July 10, 2013 with respect to the combined financial statements and financial statement schedules of Empire State Realty Trust, Inc., Predecessor at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012;

(iii)	dated July 10, 2013 with respect to the statements of revenues and certain expenses of 1333 Broadway Associates L.L.C. for each of the three years in the period ended December 31, 2012;

(iv)	dated July 10, 2013 with respect to the statements of revenues and certain expenses of 1350 Broadway Associates L.L.C. for each of the three years in the period ended December 31, 2012;

(v)	dated July 10, 2013 with respect to the statements of revenues and certain expenses of 501 Seventh Avenue Associates L.L.C. for each of the three years in the period ended December 31, 2012; and,

(vi)	dated March 28, 2013 with respect to the consolidated financial statements of Empire State Building Company L.L.C. and Affiliates at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012;

all included in the Registration Statement on Form S-11 (No. 333-179485), as amended, and the related Prospectus dated October 1, 2013 of Empire State Realty Trust, Inc. for the registration of its common stock filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 7, 2013